Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Latin America Ltd.:
We consent to the use of our report dated July 21, 2017, with respect to the consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows of Liberty Latin America Ltd. for the year ended December 31, 2015, and the related financial statement schedule II, incorporated herein by reference.
/s/ KPMG LLP
Santiago, Chile
February 27, 2018